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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is by and between MainControl, Inc. a Delaware corporation ("Employer"), and Alex Pinchev (the "Employee").

      1. Period of Employment. The Employer shall employ Employee commencing after the Closing Of the Series A, Preferred Stock Purchase Agreement and a date no later than August 1, 1996.

      2. Duties and Responsibilities.

                  a. During the Term of Employment Employee shall Serve as Mid
            Executive Officer of Employer, and in such capacity Employee shall perform all services, acts, or things necessary or advisable to manage and conduct the business of the Employer subject to Employer's Bylaws and the policies set by the Board of Directors including the hiring and firing of all employees of Employer other than any officers who are required by the Employers bylaws to be appointed by the Board of Directors. In the performance of his duties, Employee shall devote his entire productive time, ability, and attention to the business of Employer and shall diligently and to the best of his ability perform all duties Incident to his position of Chief Executive Officer and we his bat efforts to promote the interests of Employer.

                  b. In the performance of the duties incident to his
            employment hereunder, the Employee is authorized to do any and all things and to execute any and all documents, contracts, evidences of indebtedness, security agreements, financing statements, etc., necessary or expedient to carry out and effectuate the purpose of Employer. All business arrangements entered into shall be upon such terms and conditions as generally would be characteristic of a businessman in similar circumstances exercising prudent and sound business judgment.

                  c. Employer acknowledges that Employee serves as a director to USU and consents that such service as a director to USU during any term hereof by Employee is not a breach of this Agreement; provided however, such service shall not exceed three meetings per year, not lasting more than one day for any such meeting.

      3. Compensation. As compensation for services rendered under this Agreement, Employee shall be entitled to each of the following:

                  a. So long as Employee continues to be employed under the
            terms of this Agreement, Employee will be paid a monthly salary of $31,250 (before) deduction of all required federal and state income, social security and related taxes) for the first thirty-six months after commencement of employment. Thereafter, Employee will be paid a salary of $22,916, less all applicable deduct= Such salary shall be payable in accordance with the regular payroll practice of Employer.

                  b. A profit sharing bonus calculated and payable according to the schedule set out in Exhibit "A" to this Agreement

      4. Benefits. During the term of his employment, Employer shall provide Employee with each of the following:

                  a. Vacation and holiday benefits in accordance with
            Employer's policies and procedures provided however (1) to the extent that Employer's policies and procedures would provide Employee with less I= four (4) weeks vacation, Employee shall be entitled to four (4) weeks of vacation per you and (ii) to the extent that Employer's policies and procedures do not provide for any Jewish holidays, Employee shall have an option to take two Jewish holidays in lieu of two holidays provided for by Employer's policies and procedures


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                  b. If the Employee becomes disabled during the Employment
            Period because of sickness, injury, at physical or mental disability, so that Employee is unable to perform his duties under this Agreement, Employer shall continue to pay Employee's Wary during such period for a maximum of ninety (90) days; and

                  c. Eligibility to participate in any health insurance plan, pension plan, or other benefit plan which may, at any time, be in effect at Employer's business.

                  d. Employer shall reimburse all costs, including fuel,
            insurance and maintenance associated with the operation of au automobile comparable, within reason to the automobile Employee is currently driving. In addition, Employer shall reimburse Employee for the cost incurred in the use of a cellular telephone.

                  e. To the extent Employee satisfies the applicable
            eligibility requirements and coverage is available at a reasonable, cost, Employer will obtain a term life insurance policy in the amount of two million dollars, one million dollars of which will be payable to Employees estate and me million of which will be payable to Employer.

      5. Reimbursement of Expenses. Employer shall reimburse the following expenses incurred by Employee:

                  a. All reasonable and necessary expenditures incurred In
            relocating Employ" and his family from Munich to Washington, D.C., not to exceed $40,000;

                  b. Entertainment travel and other out-of-pocket expenses
            reasonably incurred by Employee in the performance of his responsibilitites hereunder and accounted far to Employer.

      6. Termination of Employment

                  a. Death. In the event Of Employee's death during the term of this Agreement, the Employer shall pay to Employee's estate any salary accrued but unpaid as of the date of death. Upon payment of the aforementioned sum, the Employer's obligations to make further salary payments or provide further employee benefits shall terminate. This provision shall not be construed to negate any rights. Employee may have to death benefits under any employee benefit or welfare Plan of the Employer in which Employee may from time to time be a participant or under any other written agreement with the Employer which specifically provides for such death benefits.

                  b. Other Termination. Employee's employment hereunder may be terminated by either party at any time, for any reason, with or without cause provided however, that:

                               (1) If Employer's Board of Directors terminates
                         Employee's employment without Cause, Employer shall, no later than 15 days after such termination, Pay to Employee a lump sum payment equal to two hundred and six thousand two hundred forty-four dollars ($206,244), less all Applicable deductions. If Employer's Board of Directors terminates Employee's employment less than one year after the commencement of employment hereunder, Employer shall, in addition to the amount to be paid under the preceding sentence, continue to pay monthly Compensation to Employee at the rate of $22,916 per month through the and of the first year of employment as though Employee's employment hereunder had continued through the end such first year of employment; provided, however, Employer's obligation to continue to pay this monthly compensation shall terminate if Employee commences alternative employment prior to the end of such first year of employment. Employee will not be entitled to severance in any other circumstances except as set forth in this paragraph. All

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                         payments provided for hereunder shall be subject to
                         withholding for federal and state income, social security, and related taxes. Except as provided herein, all other benefits including vesting of Stock Will terminate with the effective date of termination of Employee's employment.

                               (2) The Employer's obligation to pay salary,
                         benefits, and other compensation to Employee gun terminate an the effective date of any termination of Employee's for Cause or Employee's voluntary termination of employment. For the purposes of this Agreement "Cause" shall mean (1) violation by Employee of any of the terms and provisions of this Agreement or any other agreement between Employee and
                         Employer: (ii) dishonesty, fraud, embezzlement or willful disloyalty of Employee; (iii) the Employee's being convicted of a felony; and (iv) gross negligence by Employee in the performance of awl material responsibility assigned to him by Employer

      7. Non-Competition. During Employee's employment with Employer and for a period of one year following the termination or cessation of Employee's employment, for whatever reason or reasons, Employee will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in low other capacity directly or indirectly:

                  a. participate or engage in the design, development,
            manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that is competitive with a product or service being marketed or provided or being developed for market at the time of termination ("Competitive Business") anywhere in the United States or any country in which Employer conducts its business;

                  b. induce, attempt to induce, or hire any person who is at the time of such inducement is an employee of Employer to perform work or services for any other person or entity other &an Employer;

                  c. permit the name of Employee to be used in connection with a competitive Business. Notwithstanding the foregoing. Employee may own, directly or indirectly, solely as an investment up to ten percent (10%) of any class of publicly traded securities" of any Person or entity which owns a Competitive Business.

      Employee acknowledges that the services that be will provide to Employer under this Agreement are unique and that irreparable harm will be suffered by the Employer in the event of the breach by Employee of any of his obligations under this Paragraph, and that the Employer will be entitled. in addition to its other rights, to enforce by an injunction or. decree of specific performance the obligations set forth in this Paragraphs 8.

      If any restriction set forth in this Paragraph 8 is held to be unreasonable, then Employee agrees, and hereby submits; to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

      8. Miscellaneuous

                  a. Successors Assigns Merger. This Agreement shall be
            binding upon and shall insure to the benefit of the Employer and its successors and assigns. This Agreement is a personal employment contract and the rights and interests

                  b. Entire Agreement. This Agreement constitutes the entire agreement between the Employer NW Employee relating to his employment and the additional matters herein provided for, This Agreement supersedes And replaces any prior verbal or written agreements between the parties except for provided herein. This Agreement may be amended or altered only in a writing signed by Employee and au authorized gat of Employer.


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                  c. Applicable Law: Severability. This Agreement Is executed by both parties in the State of Virginia, and shall be construed and interpreted in accordance with the laws of that state Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions hereof shall continu to be enforceable to the full extent allowable,as if such offending provision bad not been a part of this Agreement.

                  d. Propriatary Information Agreement. Employee shall execute the Employer's Proprietary Information and Inventions Agreement concurrent with his execution of this Agreement . A copy of that Agreement is attached hereto as Exhibit B.

                  e. Waiver. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other breach of the same WM or condition or of say other term or condition

                  f. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given when (i) personality delivered or(ii) deposited in the United States mail, if sent by registered or certified mail, postage prepaid, and if to Employee, addressed to him at his address as shown on the records of the Employer, and if to Employer, addressed to the Board of Director; of the Employer at Employer's regular business address or such other address as shall have been specified in writing by either party to the other.

      IN WITNESS WHEREOF, Employer has caused this agreement to be signed by its duly authorized officers and Employee has hereunto set his hand as of the date first above written.

                                          MAINCONTROL INC.


                                          By /s/ Dennis J. Gorman
                                          -------------------------------------
                                             Printed Name: Dennis J. Gorman
                                                      Title: Director

                                             /s/ Alex Pinchev
                                          -------------------------------------
                                             Alex Pinchev

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                                                                       Exhibit A

                                 Bonus Schedule

      For the purpose of this schedule:

                  1. "Net Revenue" means the gross revenue from Worldwide,
            sales of Main Control, Inc. ("Employer"), less returns, discounts and allowances; and

                  2. "Operating Profit" means Net revenue all costs of
            operations.

      No later than the last day of the second month following the end of each fiscal year, Employer shall prepare, issue, and approve a year-end statement showing the Net Revenue and the Operating Profit for such fiscal year. Within five (5) days after the approval of the year-end statement by the Company's auditors, Employer will pay a bonus to Employers calculated a follows:

      For Fiscal Year Ending 9/30/96: 10% of Net Revenue in excess of $200,000, provided that Operating Profit must be equal to or greater than minus $2 million.

      For Fiscal Year Ending 9/30/97: 8% of Net Revenue in excess of $1.2 million, provided that Operating Profit must be equal to or greater than minus $2 million.

      For Fiscal Year End 9/30/98: 5% of Net Revenue in excess of $4.5 million, provided that Operating Profit must be equal to or greater for an $0.

      For each fiscal year after 9/30/98, Employer's Board of Directors and Employee will, during the 60 day period prior to the beginning each such fiscal year, work in good faith to agree upon a bonus formula for such fiscal year.

      In addition, if the Board of Directors and the CEO agree to modify the operating plan to invest money in a major strategic partnership or acquisition (such as an acquisition of software or an entire company) and therefore have a larger loss (and possibly greater revenue) in fiscal year '96, '97 or '98, the CEO's bonus plan will be equitably adjusted.

      Nothing herein alters the right of the Employer or Employee to terminate the Employee's employment at any time for any reason, With or without cause. If Employee's employment terminates at any time for any reason before the end of a fiscal year, them Employee will not be entitled to any bonues payment hereunder.

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